NEWS RELEASE

Release No. 106-03-09

Contact:

Mary Cohn (Media Relations)

615.986.5886

Becky Barckley/Mike Kinney (Investor Relations)

615.986.5600

FOR IMMEDIATE RELEASE

LP Announces Pricing of Debt Offering

NASHVILLE, Tenn. (March 3, 2009) – Louisiana-Pacific Corporation (LP) (NYSE:LPX) today announced that it has priced its offering of units (the “Units”) consisting of $375 million aggregate principal amount at maturity of Senior Secured Notes due 2017 (the “Notes”) and warrants (the “Warrants”) to purchase an aggregate of approximately 18.4 million shares of LP common stock, representing approximately 15 % of the total number of shares of LP common stock outstanding on a fully diluted basis, subject to mandatory cashless exercise provisions. The Notes will bear interest at an annual rate of 13% and will be issued at a price equal to 75% of the principal amount thereof to yield approximately 19%. LP expects to close the offering on March 10, 2009, subject to the satisfaction of customary closing conditions.

LP intends to use the net proceeds from the offering for general corporate purposes, including the retirement on the closing date of the offering of approximately $126.6 million of its Senior Notes due 2010.

None of the Units, Notes, Warrants or LP common stock underlying the Warrants will be registered under the Securities Act of 1933, as amended, and the Units, Notes, Warrants or LP common stock underlying the Warrants may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended.

LOUISIANA-PACIFIC CORPORATION
414 Union Street Suite 2000	Nashville, TN 37129	T 615.986.5600	F 615.986.5666	WWW.LPCORP.COM

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where the offering would not be permitted. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

SOURCE: Louisiana-Pacific Corporation (LP)

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